Exhibit 10.24

EXECUTION VERSION

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) dated as of February 10, 2020, by and among Glenn Breisinger (“Executive”), APW OpCo LLC, a Delaware limited liability company (“OpCo”), and Landscape Acquisition Holdings Limited (to be known as “Digital Landscape Group, Inc.”) (“PubliCo”), (OpCo and PubliCo being referred to collectively as the “Company”).

WHEREAS, Executive and the Company previously entered into an employment agreement, dated as of November 19, 2019; and

WHEREAS, Executive and the Company desire to amend and restate the employment agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE I

Services

SECTION 1.01. Term. The initial term of this Agreement shall commence upon the closing of the merger (the “Merger”) contemplated by the merger agreement (the “Merger Agreement”), dated as of the date hereof, by and among PubliCo, OpCo, AP WIP Investments Holdings, LP, Associated Partners, L.P. (“Associated”) and certain other parties (the “Effective Date”), and, unless terminated earlier as set forth herein, shall continue through the fifth (5th) anniversary of the Effective Date (the “Initial Term”). The Term (as defined below) shall be automatically extended for successive one (1) year periods upon the expiration of the Initial Term unless Executive or the Company notifies the other party in writing at least ninety (90) days prior to the expiration of the Initial Term, or of any extension thereof (each such date, a “Notification Date”), of such party’s desire to terminate the Term upon the expiration of the Initial Term or extension thereof, provided, however, that if there occurs a Potential Change in Control (as defined below) at any time during the Term (other than following the date that the Company or Executive has notified the other party in writing of such party’s desire not to extend the Term upon expiration thereof, the Company has provided Executive with notice of termination or Executive has provided notice of resignation, in each case, in accordance with the terms of this Agreement), the Term shall be deemed automatically extended until the one (1)-year anniversary of the Change in Control transaction that relates to such Potential Change in Control, provided that in the event that, prior to consummation of the relevant Change in Control transaction, such transaction is terminated in accordance with the terms thereof or such transaction is abandoned, such automatic extension shall be null and void ab initio. In the event the relevant Change in Control transaction is terminated or abandoned following the time when the Term would have otherwise ended, the Company or the Executive shall be entitled to give written notice to the other party of its desire not to extend the Term during the ninety (90)-day period commencing on the earliest of the date that (1) such transaction is terminated in accordance with the terms thereof or (2) such transaction is abandoned, and the Term shall terminate one hundred twenty (120) days following delivery of such notice; provided that if neither the Company nor Executive delivers notice during such period, then the Term shall automatically continue until the next scheduled expiration date and, thereafter, in accordance with the second sentence of this Section 1.01, the Notification Date shall occur at least ninety (90) days prior to the expiration of the Term as then in effect. For purposes of this Agreement, “Term” shall mean the Initial Term, together with any extensions thereof and shall terminate automatically upon termination of Executive’s employment with the Company for any reason, provided that, to the extent set forth in Section 6.09, the rights and obligations of the parties shall survive expiration or other termination of the Term. Notwithstanding anything herein to the contrary, this Agreement shall be null and void ab initio if the Merger Agreement is terminated and the closing of the Merger does not occur or Executive’s employment with Associated or one of its affiliates terminates for any reason prior to the closing of the Merger.

SECTION 1.02. Position and Duties. During the Term, Executive shall serve as the Chief Financial Officer and Treasurer of the Company, reporting to the Chief Executive Officer of PubliCo (the “PubliCo CEO”). Executive shall perform those duties and have those authorities commensurate with the position of chief financial officer and treasurer of a company of the size and scope of the Company. At the request of the Board of Directors of PubliCo (the “PubliCo Board”), and subject to such reasonable conditions as Executive may reasonably establish, Executive agrees to serve as an officer, director or other appointee with respect to any Subsidiary of PubliCo. For the avoidance of doubt, Executive will not be entitled to any additional compensation or benefits from the Company or any of its Subsidiaries with respect to service in such other officer, director or other appointee position.

SECTION 1.03. Time and Effort. During the Term, Executive shall devote substantially all of Executive’s business time, attention, skill and efforts (which shall not require Executive to be physically present at any particular work location) to the business and affairs of the Company and its Subsidiaries, except for vacation, holiday and sick leave and periods of illness or incapacity. Notwithstanding the foregoing, Executive shall be permitted to (a) devote a reasonable amount of Executive’s time and attention to the wind-down of Associated, consistent with his fiduciary duties to the investors of Associated, (b) serve on nonprofit or government advisory boards and engage in charitable, philanthropic and community activities, (c) manage Executive’s personal investments and affairs and (d) continue the activities set forth on the schedule that Executive delivered to the Company on or prior to the date hereof, provided that the outside activities described in clauses (a) through (d) shall not, either individually or in the aggregate, (i) interfere with Executive’s attention to the Company and its Subsidiaries, including by causing an unreasonable distraction to Executive or by creating any conflict of interest or (ii) result in a breach of any of the restrictive covenants set forth in Article V. Any other outside business activities not expressly described herein shall require the prior written approval of the PubliCo Board (or a duly authorized Committee thereof), which approval will not be unreasonably withheld, conditioned or delayed.

ARTICLE II

Compensation

SECTION 2.01. Base Salary. During the Term, the Company shall, as compensation for the obligations set forth herein and for all services rendered by Executive in any capacity during such employment under this Agreement, including services as an officer, employee or other appointee with respect to the Company, pay Executive a base salary (“Base Salary”) at the annual rate of $500,000 per year, payable in accordance with the Company’s standard payroll practices as in effect from time to time. The Base Salary shall be reviewed by the PubliCo Board (or a duly authorized committee thereof) on an annual basis for increases but not decreases.

SECTION 2.02. Annual Bonus. Commencing with the first fiscal year during the Term, Executive shall be eligible to earn an annual performance-based cash bonus (the “Annual Bonus”) in a targeted amount equal to forty-five percent (45%) of Executive’s base salary (the “Target Bonus”). The actual amount paid will depend on the degree to which annual performance goal(s), established by the PubliCo Board (or a duly authorized committee thereof), are determined by the PubliCo Board (or such committee) to have been achieved. Solely with respect to PubliCo’s 2020 fiscal year, the Annual Bonus shall be guaranteed at no less than $225,000, provided that Executive remains employed by the Company or one of its Subsidiaries or affiliates, through the end of PubliCo’s 2020 fiscal year to which the Annual Bonus relates. The Annual Bonus shall be paid at the time as is customary for other senior executives of the Company, but in any event in the fiscal year following the end of the fiscal year to which such Annual Bonus relates, but in no event later than the thirtieth (30th) day after the date on which the PubliCo Board approves the Company’s consolidated audited financial statements for the fiscal year to which such Annual Bonus relates.

SECTION 2.03. Initial LTIP Award. On the Effective Date, OpCo and PubliCo, as applicable, shall grant Executive an initial award (collectively, the “Initial LTIP Award”) of (a) profits interests in OpCo (“LTIP Units”) and (b) voting shares of PubliCo’s stock that have no economic rights granted in tandem with the LTIP Units (“Tandem Shares”), which in each case, following vesting and equitization of such LTIP Units and Tandem Shares, are exchangeable, as a whole, for shares of PubliCo stock that have both voting and economic rights pursuant to PubliCo’s 2020 Equity Incentive Plan, as may be amended from time to time. The Initial LTIP Award shall consist of: (i) 355,000 time-based Series A LTIP Units and an equal number of time-based shares of Class B Common Stock, and (ii) 300,000 performance-based Series A LTIP Units and an equal number of performance-based shares of Class B Common Stock. The Initial LTIP Award shall be subject to an award agreement, in the form attached hereto as Exhibit A, that shall be entered into with effect as of the Effective Date and shall not differ from Exhibit A, other than as a result of inclusion of the Grant Date and the LTIP Notional Amount (each, as defined in Exhibit A). For purposes of this Agreement, the terms “Series A LTIP Units”, and “Class B Common Stock” shall each have the definitions as set forth in OpCo’s First Amended and Restated Limited Liability Agreement, as may be amended from time to time (the “OpCo Operating Agreement”).

ARTICLE III

Benefits and Other Matters

SECTION 3.01. Benefit Plans. During the Term, Executive and Executive’s eligible family members shall be entitled to participate in any benefit plans (excluding severance plans, which is otherwise addressed in this Agreement) offered by the Company as in effect from time to time (collectively, “Benefit Plans”), on the same basis generally made available to other senior executives of the Company (except to the extent necessary to reflect that Executive is a Member (as defined in the OpCo Operating Agreement) of OpCo) and to the extent Executive and Executive’s family members may be eligible to do so, subject to the terms of any such Benefit Plan. Executive understands that any Benefit Plan may be terminated or amended from time to time by the Company in its discretion.

SECTION 3.02. Vacation. During the Term, Executive shall be entitled to thirty (30) days of vacation per calendar year in accordance with the Company’s vacation policies as in effect from time to time. Any accrued, but unused vacation shall not be paid out upon Executive’s termination of employment, except as may be required by applicable state law.

SECTION 3.03. Director and Officer Indemnification. During the Term and thereafter, the Company shall, to the fullest extent permitted by law, PubliCo’s First Amended and Restated Memorandum and Articles of Association or the OpCo Operating Agreement (and any successor governing documents, each, as may be amended from time to time (collectively, the “Governing Documents”)), promptly indemnify Executive against all costs, charges, losses, expenses and liabilities (including, but not limited to, reasonable attorneys’ fees and costs incurred in defending legal proceedings) incurred by Executive in connection with any actual, threatened or reasonably anticipated claim, suit, action or proceeding arising in connection with the execution, discharge or exercise of Executive’s duties as an officer or director of the Company or any of its Subsidiaries and/or the exercise of Executive’s powers in Executive’s capacity as an officer or director of the Company or any of its Subsidiaries or otherwise in relation thereto, provided, however, in no event shall Executive be indemnified or held harmless for liability arising out of Executive’s fraud. Such expenses shall be promptly advanced to Executive to the fullest extent permitted by law or the Governing Documents, provided that if it is determined by a court of competent jurisdiction without further right of appeal that Executive is not entitled to such indemnification, reimbursement or advancement, then Executive shall promptly return all such amounts to the Company. The Company shall also provide and maintain directors’ and officers’ liability insurance coverage for Executive’s benefit during Executive’s service with the Company or any of its Subsidiaries in any capacity and for a period six (6) years thereafter, provided that such coverage shall be no less favorable than the coverage provided to other senior executives of the Company or directors of PubliCo.

SECTION 3.04. Business Expenses. The Company shall promptly reimburse Executive for all reasonable and customary out-of-pocket business expenses incurred by Executive in connection with Executive’s service hereunder, in accordance with the Company’s policies as may be in effect from time to time.

ARTICLE IV

Termination

SECTION 4.01. Non-Duplication of Severance. Notwithstanding anything to the contrary in this Agreement or elsewhere, in no event shall Executive be entitled to severance benefits under any Company Plan (as defined below) that are duplicative of severance benefits provided under this Agreement.

SECTION 4.02. Notice of Termination. The Company shall provide at least sixty (60) days’ written notice for any involuntary termination of Executive’s employment by the Company other than for Cause (as defined below), death or Disability (as defined below), and Executive shall provide at least sixty (60) days’ written notice for a resignation without Good Reason (as defined below), provided that, in the case of such involuntary termination by the Company, the PubliCo Board (or a duly authorized committee thereof) shall have the discretion to provide pay in lieu of notice. Except as set forth in this Section 4.02, any non-extension of the Term by the Company (other than for Cause) pursuant to notice from the Company under Section 1.01 prior to the seventh (7th) anniversary of the Effective Date shall be deemed an involuntary termination of Executive’s employment by the Company other than for Cause, death or Disability for all purposes. Notwithstanding the foregoing, in the event that the Company elects, pursuant to Section 1.01, not to extend the Term, effective on or after the seventh (7th) anniversary of the Effective Date, the Company may elect to either (a) provide Executive with the severance and other separation benefits pursuant to Section 4.05 or (b) release Executive from his covenants under Sections 5.03 and 5.04 (non-solicitation and non-competition), in which case the Company shall not be required to provide Executive with any severance or other termination benefits pursuant to Section 4.05 (other than the Accrued Benefits), provided that the Company must provide written notice to Executive of such election no later than ninety (90) days prior to the termination of the Term, provided further, that this sentence shall not apply if Executive would otherwise be entitled to severance and termination benefits pursuant to Section 4.06, rather than pursuant to Section 4.05, or for the period that the Term is automatically extended beyond the seventh (7th) anniversary of the Effective Date in connection with a Potential Change in Control as set forth in Section 1.01.

SECTION 4.03. Termination by the Company for Cause or by Executive without Good Reason. If the Company terminates Executive’s employment for Cause, or if Executive terminates Executive’s employment with the Company without Good Reason, no severance will be payable to Executive, provided that Executive shall be entitled to payment of accrued and vested compensation and benefits, including vested LTIP Units and Tandem Shares, accrued base salary, reimbursement of unpaid business expenses in accordance with Section 3.04 and any other or additional benefits to which Executive may then or thereafter be entitled under the then-applicable terms of any applicable Company Plan (as defined below) (collectively, the “Accrued Benefits”).

SECTION 4.04. Termination for Disability or Death. Executive’s employment with the Company shall terminate immediately upon Executive’s death or Disability. In the event of a termination due to death or Disability, in addition to the Accrued Benefits, Executive or Executive’s estate, as the case may be, shall be entitled to the following payments and benefits, subject to the effectiveness and irrevocability of the Release (as defined below):

(a) payment of a pro rata portion of the Annual Bonus in respect of the fiscal year in which such termination occurs based on the number of days elapsed in such year through the effective date of Executive’s termination of employment (the “Effective Termination Date”) and actual achievement of applicable performance goals, except that any performance goals based on Executive’s personal performance shall be treated as attained at no less than the target level, and any other performance goals shall be deemed achieved at least at the level applicable to similarly situated active employees of the Company, and paid when annual bonuses are paid (or, if earlier, due to be paid) to other senior executives of the Company (the “Pro Rata Bonus Payment”);

(b) payment of any unpaid bonus earned for the year prior to the year in which the Effective Termination Date occurs, paid when bonuses are paid (or, if earlier, due to be paid) to other senior executives of the Company;

(c) payment of the monthly COBRA premiums that Executive would be required to pay to continue his group health coverage as in effect on the date of his termination for himself and, if applicable, his eligible covered dependents for a period of eighteen (18) months following the Effective Termination Date, which payment shall be made regardless of whether Executive elects COBRA continuation coverage (the “COBRA Equivalent Payment”), payable in equal biweekly installments in accordance with the Company’s normal payroll practices over eighteen (18) months following the Effective Termination Date, provided that any installments that would otherwise have been paid prior to satisfaction of the release condition set forth in Section 4.07 shall be accumulated and paid in a lump sum on the first payroll date following satisfaction of such condition, provided further that, to the extent necessary to comply with Section 409A (as defined below), if the period during which the Release must be executed and become irrevocable spans two (2) calendar years, payment of installments shall commence in the second calendar year, and the timing of such installments may be subject to further restrictions under Section 409A as set forth in Section 6.15 of this Agreement; and

(d) unless otherwise provided in the applicable award agreement, the time-based vesting conditions for all outstanding LTIP Units and related Tandem Shares and other Company equity-based awards shall be deemed satisfied based on the number of full or partial years that have elapsed between the applicable grant date and the Effective Termination Date, plus one (1) additional year of service, provided, however, that vesting shall not occur for any portion of the performance-based awards unless and until the applicable performance goals are satisfied (or deemed satisfied) within the period set forth in the relevant award agreement and, to the extent that such performance goals are not so satisfied (or deemed satisfied), such awards shall be immediately forfeited and canceled without consideration upon expiration of the relevant performance period.

SECTION 4.05. Non-Change-in-Control Termination. If Executive’s employment is terminated by the Company other than for Cause, death or Disability, or by

Executive with Good Reason, in each case other than within twelve (12) months following a Change in Control, in addition to the Accrued Benefits, Executive shall be entitled to the following payments and benefits, subject to the effectiveness and irrevocability of the Release:

(a) one (1) times the sum of (x) the Base Salary and (y) the Annual Bonus earned in respect of the fiscal year ending immediately prior to the Effective Termination Date (the “Prior Year Bonus”), payable in equal biweekly installments in accordance with the Company’s normal payroll practices over twelve (12) months following the Effective Termination Date, provided that any installments that would otherwise have been paid prior to satisfaction of the release condition set forth in Section 4.07 shall be accumulated and paid in a lump sum on the first payroll date following satisfaction of such condition, provided further that, to the extent necessary to comply with Section 409A, if the period during which the Release must be executed and become irrevocable spans two (2) calendar years, payment of installments shall commence in the second calendar year, and the timing of such installments may be subject to further restrictions under Section 409A as set forth in Section 6.15 of this Agreement;

(b) the Pro Rata Bonus Payment, paid at the time set forth in Section 4.04(a);

(c) payment of any unpaid bonus earned for the year prior to the year of termination, paid at the time set forth in Section 4.04(b);

(d) payment of the COBRA Equivalent Payment, paid at the times set forth in Section 4.04(c); and

(e) full accelerated vesting of the Initial LTIP Award (to the extent then outstanding), with all other LTIP Units and other Company equity-based awards treated in accordance with the applicable award agreements.

If, following the Effective Termination Date and prior to a Change in Control, Executive breaches any of his obligations pursuant to the restrictive covenants set forth in Section 5.02 or Section 5.03, and such breach results in significant reputational or monetary harm to the Company, then Executive shall forfeit his right to receive any unpaid amounts pursuant to Section 4.05(a), (b) and (d), and Executive shall promptly repay to the Company any such amount previously paid to Executive pursuant to Sections 4.05(a), (b) and (d), provided, however, that the Company shall provide written notice to Executive of an alleged breach of any such restrictive covenants within thirty (30) days of such alleged breach (or such later date as the PubliCo Board could reasonably have been expected to know of such a breach), and Executive shall have thirty (30) days to cure such alleged breach, if curable.

SECTION 4.06. Change-in-Control Termination. If Executive’s employment is terminated by the Company (x) in an Anticipatory Qualifying Termination or (y) other than for Cause, death or Disability within twelve (12) months following a Change in Control, or is terminated by Executive with Good Reason within twelve (12) months following a Change in Control, in addition to the Accrued Benefits, Executive shall be entitled to the following payments and benefits, subject to effectiveness of the Release:

(a) two (2) times the sum of (x) the Base Salary and (y) the Prior Year Bonus, payable in a lump sum within sixty-five (65) days following the Effective Termination Date (or, if payment on such date is not permitted by Section 409A, then at the times set forth in Section 4.05(a));

(b) payment of a pro rata portion of the Target Bonus in respect of the year in which the Effective Termination Date occurs, paid in a lump sum within sixty-five (65) days following the Effective Termination Date;

(c) payment of any unpaid bonus earned for the year prior to the year of termination, paid at the time set forth in Section 4.04(b);

(d) payment of the COBRA Equivalent within sixty-five (65) days of the Effective Termination Date (or, if payment on such date is not permitted by Section 409A, then at the times set forth in Section 4.04(c)), provided that such amount shall be paid based on twenty-four (24) months of coverage, rather than eighteen (18) months; and

(e) full accelerated vesting of all outstanding LTIP Units, Tandem Shares and other Company equity-based awards, unless otherwise set forth in the applicable award agreements.

If, following a termination of Executive’s employment pursuant to Section 4.05, such termination of employment becomes an Anticipatory Qualifying Termination, then Executive shall be entitled to a lump-sum cash payment, payable within sixty-five (65) days after the Change in Control, in an aggregate amount equal to the excess, if any, of (x) the aggregate amount set forth in Sections 4.06(a) and 4.06(d) less (y) the aggregate amount previously paid to Executive pursuant to Sections 4.05(a) and 4.05(d), provided that to the extent that any portion of such amount is not permitted to be paid within sixty-five (65) days after the Change in Control as a result of Section 409A, then such portion shall be paid at the time set forth in Section 4.05(a) or 4.05(d), as applicable. In the event that Executive becomes entitled to payments pursuant to Section 4.06 as a result of an Anticipatory Qualifying Termination, there shall be no duplication of payment under both Sections 4.05 and 4.06.

SECTION 4.07. Release. Payments and benefits described in Sections 4.04, 4.05 and 4.06, other than the Accrued Benefits, are conditioned upon Executive’s or Executive’s estate’s, as the case may be, execution and delivery of a release of claims substantially in the form attached hereto as Exhibit B (the “Release”) no later than fifty (50) days following the Effective Termination Date and not revoking the Release during the period specified therein. In the event of Executive’s death or a judicial determination of his incapacity, references in this Agreement to Executive shall be deemed (where appropriate) to be references to his heir(s), beneficiary(ies), estate, executor(s) or other legal representative(s).

SECTION 4.08. Definitions. For purposes of this agreement:

(a) “Affiliate” means any person, company, entity or trust Controlled by, Controlling or under common Control with, the applicable party.

(b) “Anticipatory Qualifying Termination” means a termination of Executive’s employment by the Company that occurs on or after the date of any of the following events: (i) a Potential Change in Control, (ii) a third party has made a bona fide offer to engage in a transaction that, if consummated, would result in a Change in Control, or (iii) PubliCo has commenced preparations for or has become substantively engaged in a transaction that, if consummated, would result in a Change in Control, in each case so long as it is reasonably demonstrated that such termination occurred in anticipation of, or in connection with, such Change in Control and such Change in Control actually occurs.

(c) “Beneficial Owner” means, with respect to any security, a Person (as defined below) who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power, which includes the power to vote, or to direct the voting of, with respect to such security or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security.

(d) “Cause” means Executive’s (i) conviction of, or plea of guilty or nolo contendere to, a felony or a misdemeanor involving fraud, moral turpitude, or willful misconduct in connection with the affairs of the Company or any of its Subsidiaries; (ii) willful and material breach of any written policies of the Company or any of its Subsidiaries or fiduciary duties to the Company or any of its Subsidiaries, in each case, which breach has caused, or should reasonably be expected to cause, significant economic or reputational harm to the Company or any of its Subsidiaries; (iii) material breach of any material non-competition or non-solicitation obligation to the Company; (iv) willful misconduct, or gross neglect, in the execution of Executive’s duties to the Company or any of its Subsidiaries, which misconduct or neglect has caused, or should reasonably be expected to cause, significant economic or reputational harm to the Company; or (v) engaging in inappropriate behavior that constitutes harassment, assault or discrimination, which behavior is confirmed through due investigation by the PubliCo Board and which behavior causes material economic or reputational harm to the Company. Except in the case of clause (i), a purported termination of employment by the Company for Cause shall not be effective as a termination for Cause unless (A) the Company first furnishes written notice to Executive of the circumstance(s) alleged to constitute Cause within thirty (30) days following the date the PubliCo Board first becomes aware of such circumstance(s), (B) Executive has not cured those circumstance(s) within ninety (90) days following Executive’s receipt of such written notice from the Company and (C) the Company terminates Executive’s employment within ninety (90) days following the expiration of such cure period, provided that Executive shall not have the opportunity to cure a circumstance(s) alleged to constitute Cause if it is not capable of being cured or if it has caused material economic or reputational harm to the Company.

(e) “Change in Control” means the occurrence of any of the following events:

(i) any “person” or “group” (within the meaning of Sections 13(d) of the Exchange Act (excluding (A) William Berkman, any of his Permitted Transferees (as defined in the Shareholder Agreement) or any Affiliate of William Berkman (a “Berkman Party”), (B) any “group” (as defined in Section 13(d)(3) of the Exchange Act), other than an Excluded Group, of which a Berkman Party is a member, (C) any “person” in which the Berkman Parties, in the aggregate, hold more than 50% of the direct or indirect pecuniary interests and (D) any other “person” or “group” who, on the date of the consummation of the Merger, is the Beneficial Owner of securities of PubliCo representing more than fifty percent (50%) of the combined voting power of PubliCo’s then outstanding voting securities) becomes the Beneficial Owner of securities of PubliCo representing more than fifty percent (50%) of the combined voting power of PubliCo’s then outstanding voting securities;

(ii) (A) the shareholders of PubliCo approve a plan of complete liquidation or dissolution of PubliCo or (B) there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by PubliCo of all or substantially all of PubliCo’s assets, other than such sale or other disposition by PubliCo of all or substantially all of PubliCo’s assets to an entity at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of PubliCo in substantially the same proportions as their ownership of PubliCo immediately prior to such sale or other disposition;

(iii) there is consummated a merger or consolidation of PubliCo with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (A) the board of directors of PubliCo immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (B) all or substantially all of the Persons who were the respective Beneficial Owners of the voting securities of PubliCo immediately prior to such merger or consolidation are not the Beneficial Owners of, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation in substantially the same proportions as their ownership of PubliCo immediately prior to such merger or consolidation; or

(iv) during any period of two (2) consecutive years (not including any period prior to the Effective Date) a majority of the number of directors of PubliCo then serving is not comprised of: (A) individuals who were directors of PubliCo on the date of the consummation of the Merger, (B) the Founder Directors (as defined in PubliCo’s First Amended and Restated Memorandum and Articles of Association or PubliCo’s Certificate of Incorporation) and/or (C) any other director whose appointment or election to the PubliCo Board or nomination for election by PubliCo’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors referred to in the foregoing clauses (A) and (B) of this clause (iv).

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Class A Shares, Class B

Shares (each, as defined in PubliCo’s 2020 Equity Incentive Plan) and the preferred shares, no par value, of PubliCo immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of PubliCo immediately following such transaction or series of transactions.

(f) “Control” means the direct or indirect possession of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise (and Controlled and Controlling shall be construed accordingly).

(g) “Disability” means Executive’s substantial inability to perform his duties for the Company due to physical or mental illness or incapacity for any consecutive period of six months or any non-consecutive periods aggregating six (6) months or more in any twelve (12)-month period.

(h) “Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

(i) “Excluded Group” shall mean a “group” within the meaning of Section 13(d)(3) of the Exchange Act of which William Berkman is a member (i) as a result of Mr. Berkman entering into a voting agreement or other similar agreement with respect to voting securities of the Company in connection with a transaction that would otherwise constitute a Change in Control of the Company that is approved by the PubliCo Board and which voting or similar agreement Mr. Berkman entered into with the approval of the PubliCo Board or (ii) as a result of the fact that William Berkman indirectly holds or shares dispositive power over voting securities of the Company but neither he nor any Berkman Party has or shares any direct or indirect voting control over such voting securities of the Company or over the voting securities of the entity that directly or indirectly holds or has or shares voting control over such voting securities of the Company.

(j) “Good Reason” means the occurrence of any of the following, without Executive’s prior written consent: (i) a material breach by the Company of its material obligations under this Agreement, any agreement between Executive and the Company evidencing LTIP Units or other Company equity-based awards, any other agreement between Executive and the Company in effect on the date hereof or any substantially similar agreement between Executive and the Company entered into following the date hereof; (ii) any relocation by the Company of Executive’s principal place of employment to a location more than fifty (50) miles from Executive’s current principal residence, as reflected on the books and records of the Company; or (iii) any material diminution in Executive’s position, duties, authority, titles, offices, reporting lines or responsibilities. A purported termination of employment by Executive with Good Reason shall not be effective as a termination with Good Reason unless (A) Executive furnishes written notice to the Company of the circumstance(s) alleged to constitute Good Reason within ninety (90) days following the date Executive first becomes aware of such circumstance(s), (B) the Company has not fully cured those circumstance(s) within thirty (30) days after the Company’s receipt of such notice from Executive and (C) Executive terminates Executive’s employment within ninety (90) days following the expiration of such cure period.

(k) “Person” means an individual or any corporation, partnership, limited liability company, trust, unincorporated organization, association, joint venture or any other organization or entity, whether or not a legal entity.

(l) “Potential Change in Control” shall be deemed to have occurred if either of the following events shall have occurred: (i) the Company enters into a written agreement, the consummation of which would result in the occurrence of a Change in Control; or (ii) the Company or any Person publicly announces an intention to take actions which, if consummated, would constitute a Change in Control.

(m) “Shareholder Agreement” means the Shareholder Agreement, dated as of the date of this Agreement, by and among OpCo, PubliCo, TOMS Acquisition II LLC and certain other parties, as the same may be amended from time to time.

(n) “Subsidiary” means, with respect to any Person and as of any determination date, any other Person as to which such first Person (i) owns, directly or indirectly, or otherwise controls, more than fifty percent (50%) of the voting power or other similar interests of such other Person or (ii) is the sole general partner interest, or managing member or similar interest, of such other Person.

ARTICLE V

Executive Covenants

SECTION 5.01. Company Interests; Acknowledgements. Executive acknowledges that the Company has expended substantial amounts of time, money and effort to develop business strategies, customer relationships, employee relationships, trade secrets and goodwill and to build an effective organization, and that the Company has a legitimate business interest and right in protecting those assets as well as any similar assets that the Company may develop or obtain. Executive acknowledges that the Company is entitled to protect and preserve the going concern value of the Company and its business and trade secrets to the extent permitted by law. Executive acknowledges that the Company’s business is international in scope. Executive acknowledges and agrees that the restrictions imposed upon Executive under this Agreement are reasonable and necessary for the protection of the Company’s goodwill, confidential information, trade secrets and customer relationships, and that the restrictions set forth in this Agreement shall not prevent Executive from earning a livelihood without violating any provision of this Agreement. The parties agree that there will be no restrictions on Executive’s post-employment activities, or on Executive’s right to terminate his employment with PubliCo and OpCo, other than as expressly set forth in this Agreement. Notwithstanding anything elsewhere in this Agreement to the contrary, for purposes of this Section 5.01 and Sections 5.03, 5.04, 5.05, 5.08, 5.09 and 5.10, references to the Company shall be deemed to include its Subsidiaries.

SECTION 5.02. Consideration to Executive. In consideration of the Company’s entering into this Agreement and the Company’s obligations hereunder and other good and valuable consideration, the receipt of which is hereby acknowledged, and acknowledging hereby that the Company would not have entered into this Agreement without the covenants contained in this Article V, Executive hereby agrees to be bound by the provisions and covenants contained in this Article V.

SECTION 5.03. Employee Non-Solicitation and Customer and Business Relationships Noninterference. Except as set forth in the final sentence of Section 4.02, Executive agrees that, unless otherwise specifically permitted by the PubliCo Board in writing, for the period commencing on the Effective Date and terminating twelve (12) months after termination of the Term (such period, the “Restricted Period”), Executive shall not, directly or indirectly: (a) solicit any Person who (i) is or was a customer of, or lessor to, the Company or (ii) is a prospective customer of, or prospective lessor to, the Company whom, as of termination of the Term, Executive is aware the Company was actively pursuing to (A) purchase any goods or services, or to enter into leases, in competition with the Company in the Business (as defined below), from anyone other than the Company or (B) cease doing business with the Company; (b) other than on behalf of the Company, solicit, recruit or hire any employee of the Company or any individual who was, at any time within one (1) year prior to termination of the Term, employed by the Company; or (c) solicit or encourage any employee of the Company to leave the employment of the Company, in each case of clauses (b) and (c), except for Executive’s administrative assistant(s) or any former employee of the Company whose employment was terminated by the Company involuntarily, other than for cause.

SECTION 5.04. Non-Competition. (a) Except as forth in the final sentence of Section 4.02, Executive agrees that, unless otherwise specifically authorized by the PubliCo Board in writing, during the Restricted Period, Executive shall not, and shall cause each of Executive’s controlled affiliates (other than the Company) not to, directly or indirectly: (i) engage, consult, advise, own, operate, manage, control, invest in, provide services to or otherwise assist (as a director, officer, partner, principal, employee, member, consultant or in any other capacity) in any business that competes with the Company, as of termination of the Term, in any jurisdiction in which the Company is operating or is actively engaged in substantial preparations to operate (A) in the business of acquiring ground and rooftop leases underlying wireless cell sites or (B) in any other business in which the Company is actively engaged and that represents a material portion of the Company’s overall operations as of the termination of the Term (collectively, the “Business”); or (ii) except as provided in Section 5.04(b), be employed by, consult with or advise any Person that, directly or indirectly, engages in the Business.

(b) This Section 5.04 shall not be deemed breached solely as a result of (i) the ownership by Executive of up to a two percent (2%) passive direct or indirect ownership interest in any public or private entity; (ii) Executive’s employment by, or otherwise material association with, any organization or entity that competes with the Company in the Business so long as Executive’s employment or association is with a separately managed and operated division or affiliate of such organization or entity that itself does not compete with the Company in the

Business and Executive has no business communications or involvement that relates to the Business; and (iii) Executive’s service on the board of directors (or similar body) of any organization or entity that competes with the Company in the Business as an immaterial part of such organization or entity’s overall business so long as Executive recuses himself from all matters relating to the Business.

SECTION 5.05. Confidential Information. Executive hereby acknowledges that (a) in the performance of Executive’s duties and services pursuant to this Agreement, Executive shall receive, and may be given access to, Confidential Information and (b) all Confidential Information is or will be the property of the Company. For purposes of this Agreement, “Confidential Information” shall mean information, knowledge and data that is or will be used, developed, obtained or owned by the Company relating to the business, products and/or services of the Company or the business, products and/or services of any customer, lessor, sales officer, sales associate or independent contractor thereof, including products, services, fees, pricing, designs, marketing plans, strategies, analyses, forecasts, formulas, drawings, photographs, reports, records, computer software (whether or not owned by, or designed for, the Company), other operating systems, applications, program listings, flow charts, manuals, documentation, data, databases, specifications, technology, inventions, new developments and methods, improvements, techniques, trade secrets, devices, products, methods, know-how, processes, financial data, customer lists, contact persons, cost information, executive information, regulatory matters, personnel matters, accounting and business methods, copyrightable works and information with respect to any vendor, customer, lessor, sales officer, sales associate or independent contractor of the Company, in each case whether patentable or unpatentable and whether or not reduced to practice, and all similar and related information in whatever form, and all such items of any vendor, customer, sales officer, sales associate or independent contractor of the Company, provided, however, that Confidential Information shall not include information that is generally known to the public other than as a result of disclosure by Executive in breach of this Agreement or in breach of any similar covenant made by Executive prior to entering into this Agreement.

SECTION 5.06. Non-Disclosure. During the Term and at all times thereafter, except as otherwise specifically provided in Section 5.07, Executive shall not, directly or indirectly, disclose or cause or permit to be disclosed, to any Person whatsoever, or utilize or cause or permit to be utilized, by any Person whatsoever, any Confidential Information acquired pursuant to Executive’s employment with the Company (whether acquired prior to or subsequent to the execution of this Agreement) under this Agreement or otherwise.

SECTION 5.07. Permitted Disclosure. Nothing in this Agreement or elsewhere shall prohibit Executive from: (a) contacting, filing a claim with, or cooperating in an investigation by the Equal Employment Opportunity Commission, Securities Exchange Commission, National Labor Relations Board, Department of Labor, Department of Justice, Occupational Safety and Health Administration or other federal, state or local agency; (b) exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Exchange Act); (c) utilizing and disclosing information, including the Confidential Information, in connection with discharging Executive’s duties to the Company; (d) disclosing Confidential

Information to the extent Executive (i) is compelled to disclose such Confidential Information or else stand liable for contempt or suffer other censure or penalty or is required to disclose by judicial or administrative process, or by other requirements of applicable law or regulation or any governmental authority (including any applicable rule, regulation or order of a self-governing authority, such as the London Stock Exchange, the New York Stock Exchange or NASDAQ), provided that, where and to the extent legally permitted and reasonably practicable, Executive shall (A) give the Company reasonable notice of any such requirement and, to the extent protective measures consistent with such requirement are available, the opportunity to seek appropriate protective measures and (B) cooperate with Company in attempting to obtain such protective measures or (ii) discloses such information in connection with any litigation or arbitration between the Company and Executive; (e) disclosing documents and information in confidence to an attorney or other professional for the purposes of securing professional advice; (f) retaining, and using appropriately, documents and information relating to Executive’s personal rights and obligations; or (g) disclosing Executive’s notice obligations, and post-employment restrictions, in confidence in connection with any potential new employment or business opportunity.

SECTION 5.08. Records. All memoranda, books, records, documents, papers, plans, information, letters and other data relating to Confidential Information or the business and customer accounts of the Company, whether prepared by Executive or otherwise, coming into Executive’s possession shall be and remain the exclusive property of the Company and Executive shall not, during the Term or thereafter, directly or indirectly assert any interest or property rights therein. Upon Executive’s termination of employment with the Company for any reason, Executive will immediately return to the Company all such memoranda, books, records, documents, papers, plans, information, letters and other data, and all copies thereof or therefrom, and Executive will not retain, or cause or permit to be retained, any copies or other embodiments of the materials so returned. Executive further agrees that he will not retain or use for Executive’s account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company.

SECTION 5.09. Mutual Non-Disparagement. (a) Executive shall not, at any time (whether prior to or following the Effective Termination Date), denigrate, ridicule, disparage or make any statement with the intent to criticize the Company or, with respect to their relationship with PubliCo, any of PubliCo’s officers or directors in their capacity as officers or directors of PubliCo, and (b) the Company and PubliCo’s officers and directors shall not, at any time (whether prior to or following the Effective Termination Date), denigrate, ridicule, disparage or make any statement with the intent to criticize Executive. This Section 5.09 shall not prohibit (i) Executive, the Company or PubliCo’s officers or directors, individually or as a group, from testifying truthfully under oath pursuant to a lawful court order or subpoena or in connection with any litigation or arbitration between Executive and the Company or any of PubliCo’s officers or directors or (ii) Executive from making the permitted disclosures set forth in Section 5.07. Furthermore, if either Executive or the Company (or any officer or director of PubliCo) makes any statement in breach of this Section 5.09, then a truthful response to such statement by the other party shall not be considered a breach of such party’s obligations pursuant to this Section 5.09.

SECTION 5.10. Specific Performance. Executive agrees that any material breach by Executive or the Company of any of the provisions of this Article V may cause irreparable harm to the other party that could not be made whole by monetary damages and that, in the event of such a breach, the breaching party shall waive the defense in any action for specific performance that a remedy at law would be adequate, and the other party shall be entitled to seek to specifically enforce the terms and provisions of this Article V without the necessity of proving actual damages or posting any bond or providing prior notice, in any court of competent jurisdiction, in addition to any other remedy such party may obtain through arbitration in accordance with Section 6.07.

SECTION 5.11. Proprietary Rights.

(a) Work Product. Executive acknowledges and agrees that all right, title, and interest in and to all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by Executive individually or jointly with others during the Term and that specifically relate to the Business or specifically result from work performed by Executive for the Company, all rights and claims related to the foregoing, and all printed, physical and electronic copies, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights relating thereto in and to U.S. and foreign (i) patents, patent disclosures and inventions (whether patentable or not), (ii) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (iii) copyrights and copyrightable works (including computer programs), mask works, and rights in data and databases, (iv) trade secrets, know-how, and other confidential information, and (v) all other intellectual property rights relating thereto, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent rights or forms of protection in any part of the world (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company.

For purposes of this Agreement, Work Product may include, but is not limited to, Company information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists, client lists, manufacturing information, marketing information, advertising information, and sales information.

(b) Work Made for Hire; Assignment. Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the

Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, Executive hereby irrevocably assigns to the Company, for no additional consideration, Executive’s entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title, or interest in any Work Product or Intellectual Property Rights therein so as to be less in any respect than that the Company would have had in the absence of this Agreement.

(c) Further Assurances; Power of Attorney. During and after the Term, Executive agrees, upon reasonable request and subject to such reasonable conditions as he may reasonably establish, to cooperate with the Company to (a) apply for, obtain, perfect, and transfer to the Company the Work Product as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, giving testimony and executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as shall be requested by the Company. Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on Executive’s behalf in Executive’s name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, prosecution, issuance, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if Executive does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by Executive’s subsequent incapacity.

(d) No License. Executive understands that this Agreement does not, and shall not be construed to, grant Executive any license or right of any nature with respect to any Work Product, Intellectual Property Rights therein, software, or other tools made available to Executive by the Company.

ARTICLE VI

Miscellaneous

SECTION 6.01. Assignment. This Agreement shall not be assignable by Executive. The parties agree that any attempt by Executive to delegate Executive’s duties hereunder shall be null and void. This Agreement may not be assigned or transferred by PubliCo or OpCo to any Person other than a successor to all, or substantially all, of the business and assets of the assignor/transferor. Upon such assignment or transfer, the rights and obligations of the assignor/transferor hereunder shall become the rights and obligations of such successor. As used in this Agreement, the term “the Company” shall mean, (a) OpCo and PubliCo, collectively, as hereinbefore defined in the recital to this Agreement, (b) to the extent provided in Section 5.01, their respective Subsidiaries, and (c) any permitted assignee to which this Agreement is assigned.

SECTION 6.02. Successors. This Agreement shall be binding upon and shall inure to the benefit of the Company and its permitted successors. The Company shall assign its rights and obligations hereunder to any permitted successor. Upon any such assignment, the Company shall cause such successor expressly to assume such obligations, and such rights and obligations shall inure to and be binding upon any such successor.

SECTION 6.03. Entire Agreement. This Agreement, together with the award agreement in respect of the Initial LTIP Award, constitutes the entire agreement and understanding of the parties and with respect to the transactions contemplated hereby and the subject matter hereof and supersedes and replaces any and all prior agreements, understandings, statements, representations and warranties, written or oral, express or implied and/or whenever and howsoever made, directly or indirectly relating to the subject matter hereof, including the employment agreement, dated as of November 19, 2019, that Executive previously entered into with the Company and PubliCo.

SECTION 6.04. Amendment. This Agreement may be amended, modified, superseded or altered, and the terms and covenants hereof may be waived, only by written instrument executed by each of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect such party’s right at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

SECTION 6.05. Notice. All documents, notices, requests, demands and other communications that are required or permitted to be delivered or given under this Agreement shall be in writing and shall be deemed to have been duly delivered or given when received.

If to PubliCo or Opco:	Landscape Acquisition Holding Limited Attention: General Counsel

with copies to:	Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019
	Attention:	Thomas E. Dunn, Esq. Jennifer S. Conway, Esq.
	Telephone:	(212) 474-1000
	Facsimile:	(212) 474-3700

	E-mail:	tdunn@cravath.com jconway@cravath.com

If to Executive:	Glenn Breisinger At the address on the books and records of the Company at the time of such notice.

with copy to:	Morrison Cohen LLP 909 Third Avenue New York, NY 10022
	Attention:	Robert Sedgwick, Esq.
	Telephone:	(212) 735-8833
	Facsimile:	(917) 522-3133
	E-mail:	rsedgwick@morrisoncohen.com

SECTION 6.06. Each of the parties may change the address to which notices under this Agreement shall be sent by providing written notice to the other in the manner specified above.

SECTION 6.07. Governing Law and Dispute Resolution.

(a) Except as otherwise required by applicable law, this Agreement shall be governed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws.

(b) Except to the extent otherwise provided in Section 5.10 with respect to certain claims for injunctive relief, any dispute or controversy arising under or relating to this Agreement, Executive’s employment hereunder or any termination thereof (whether based on contract or tort or upon any federal, state or local statute, including but not limited to claims asserted under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, any state Fair Employment Practices Act and/or the Americans with Disability Act) shall be submitted to JAMS and resolved through confidential arbitration in accordance with the JAMS Employment Arbitration Rules & Procedures. Any arbitration hearings shall be conducted in Pittsburgh, PA before a single arbitrator (rather than a panel of arbitrators) with substantial experience in the matters in dispute. The resolution of any such dispute or controversy by the arbitrator shall be final and binding, except to the extent otherwise provided by applicable law. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The Company shall promptly pay all administrative costs and arbitration fees, and all legal fees, court costs and other costs and expenses incurred by Executive in connection with any claim or dispute that is subject to arbitration under this Section 6.07(b) or that is brought pursuant to Section 5.10, provided that if the Company substantially prevails with respect to such claim or dispute, Executive, shall promptly repay any fees and costs (other than fees and other charges of JAMS, the American Arbitration

Association, or the arbitrator) incurred by Executive, and paid by the Company, in connection with any claim as to which the Company has substantially prevailed. If at the time any dispute or controversy arises with respect to this Agreement, JAMS is not in business or is no longer providing arbitration services, then any arbitration shall be conducted in accordance with the Commercial Arbitration Rules and Mediation Procedures of the American Arbitration Association.

SECTION 6.08. Severability. If any term, provision, covenant or condition of this Agreement is held by a court or arbitrator of competent jurisdiction to be invalid, illegal, void or unenforceable in any jurisdiction, then such provision, covenant or condition shall, as to such jurisdiction, be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted, then such provision shall, as to such jurisdiction, be deemed to be excised from this Agreement and any such invalidity, illegality or unenforceability with respect to such provision shall not invalidate or render unenforceable such provision in any other jurisdiction, and the remainder of the provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

SECTION 6.09. Survival. The rights and obligations of the Company and Executive under the provisions of this Agreement, including Sections 3.03 and 3.04 and Articles IV, V and VI, shall survive and remain binding and enforceable, notwithstanding any termination of the Term, to the extent necessary to preserve the intended benefits of such provisions.

SECTION 6.10. Cooperation. During the three-year period following termination of the Term, Executive shall provide Executive’s reasonable cooperation to the Company and its Subsidiaries in connection with any suit, action or proceeding (or any appeal therefrom) that relates to events occurring during Executive’s employment with the Company and its Subsidiaries and as to which Executive has relevant knowledge, other than a suit between Executive, on the one hand, and the Company or any of its Subsidiaries, on the other hand, provided that any such cooperation shall be subject to Executive’s other personal and professional commitments, and the Company shall promptly pay (or promptly reimburse) any expenses reasonably incurred by Executive in connection with such cooperation.

SECTION 6.11. Representations.

(a) Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, or be prevented, interfered with or hindered by, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

(b) The Company hereby represents to Executive that it is fully authorized, by any Person or body whose authorization is required, to enter into, and carry out the terms of, this Agreement, and that its ability to enter into, and carry out the terms of, this Agreement is not limited by any Company Plan.

SECTION 6.12. No Waiver. The provisions of this Agreement may be waived only in writing signed by the party or parties entitled to the benefit thereof. A waiver or any breach or failure to enforce any provision of this Agreement shall not in any way affect, limit or waive a party’s rights hereunder at any time to enforce strict compliance thereafter with every provision of this Agreement.

SECTION 6.13. No Offset. The Company’s obligation to pay Executive the amounts, and to provide the benefits, hereunder shall not be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company. In addition, there shall be no offset against any such payments or benefits for any amounts or benefits earned by Executive, after the Effective Termination Date, from subsequent employment or otherwise.

SECTION 6.14. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state, local and foreign taxes as may be required to be withheld pursuant to any applicable law or regulation.

SECTION 6.15. Section 409A. It is intended that the provisions of this Agreement comply with, or are exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any related regulations or other pronouncements thereunder (“Section 409A”), and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

(a) Neither Executive nor any of his creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement or under any other plan, policy, arrangement, corporate governance document, or agreement of or with the Company or any of its Subsidiaries (this Agreement and such other plans, policies, arrangements, documents, and agreements, the “Company Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to Executive or for Executive’s benefit under any Company Plan may not be reduced by, or offset against, any amount owing by Executive to the Company.

(b) If, at the time of Executive’s separation from service (within the meaning of Section 409A), (i) Executive shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable under a Company Plan constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it on the first business day after such six-month period.

(c) Notwithstanding any provision of this Agreement or any Company Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company and Executive shall cooperate in good faith to make amendments to any Company Plan as are necessary or desirable to avoid the imposition of taxes or penalties under Section

409A. In any case, Executive is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on Executive or for Executive’s account in connection with any Company Plan (including any taxes and penalties under Section 409A), and the Company shall not have any obligation to indemnify or otherwise hold Executive harmless from any or all of such taxes or penalties, in each case, other than any taxes or penalties resulting from a breach by the Company or any of its Subsidiaries of the terms of any Company Plan.

(d) For purposes of Section 409A, each payment hereunder will be deemed to be a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii). Notwithstanding anything herein to the contrary, Executive shall not be entitled to any payments or benefits payable hereunder as a result of Executive’s termination of employment with the Company or any of its Subsidiaries that constitute “deferred compensation” under Section 409A unless such termination of employment qualifies as a “separation from service” within the meaning of Section 409A. Executive shall have no duties following the Effective Termination Date that are inconsistent with Executive having had a “separation from service” within the meaning of Section 409A on or before the Effective Termination Date.

(e) Except as specifically permitted by Section 409A, any benefits and reimbursements provided to Executive under this Agreement during any calendar year shall not affect any benefits and reimbursements to be provided to Executive under this Agreement in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit. Furthermore, reimbursement payments shall be made to Executive as soon as practicable following the date that the applicable expense is incurred, but in no event later than the last day of the calendar year following the calendar year in which the underlying expense is incurred.

SECTION 6.16. Limitation on Certain Payments. Notwithstanding any other provision of this Agreement:

(a) In the event it is determined by an independent nationally recognized public accounting firm, which is engaged and paid for by the Company prior to the consummation of any transaction constituting a 280G Change in Control (which for purposes of this Section 6.16 shall mean a change in ownership or control as determined in accordance with the regulations promulgated under Section 280G of the Code), which accounting firm shall in no event be the accounting firm for the entity seeking to effectuate the 280G Change in Control (the “Accountant”), which determination shall be certified by the Accountant and set forth in a certificate delivered to Executive not less than ten business days prior to the 280G Change in Control setting forth in reasonable detail the basis of the Accountant’s calculations and determinations (including any assumptions that the Accountant made in performing the calculations), that part or all of the consideration, compensation or benefits (collectively, “Benefits”) to be paid to Executive under this Agreement constitute “parachute payments” under Section 280G(b)(2) of the Code, then, if the aggregate present value of such parachute payments (determined in accordance with Section 280G of the Code), singularly or together with the aggregate present value of any consideration, compensation or benefits to be paid to Executive under any other plan, arrangement or agreement which constitute “parachute payments”

(collectively, the “Parachute Amount”) exceeds the maximum amount that would not give rise to any liability under Section 4999 of the Code, Benefits constituting “parachute payments” which would otherwise be paid or provided to Executive or for Executive’s benefit shall be reduced to the maximum amount that would not give rise to any liability under Section 4999 of the Code (the “Reduced Amount”), provided that such Benefits shall not be so reduced if the Accountant determines that without such reduction Executive would be entitled to receive and retain, on a net after-tax present-value basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), Benefits whose value is greater than the Benefits, valued on a net after-tax present-value basis, that Executive would be entitled to retain upon receipt of the Reduced Amount, provided further that such reduction in Benefits shall be first applied to reduce any cash payments that Executive would otherwise be entitled to receive (whether pursuant to this Agreement or otherwise) and shall thereafter be applied to reduce other payments and benefits, in each case in reverse order beginning with the payments or benefits that are to be paid the furthest in time after the date of such determination, unless, to the extent permitted by Section 409A, Executive elects to have the reduction in payments applied in a different order, provided that, in no event, may such payments or benefits be reduced in a manner that would result in subjecting Executive to additional taxation under Section 409A. For the avoidance of doubt, this provision shall reduce the Parachute Amount otherwise payable to Executive, only if doing so would place Executive in a better net after-tax present-value economic position as compared with not doing so (taking into account any excise taxes payable in respect of such Parachute Amount). In connection with making determinations under this Section 6.16, the Accountant shall take into account any positions to mitigate any excise taxes payable under Section 4999 of the Code, such as the value of any reasonable compensation for services to be rendered by Executive before or after the 280G Change in Control, including any amounts payable to Executive following Executive’s termination of employment hereunder with respect to any non-competition provisions that may apply to Executive, and the Company shall cooperate in the valuation of any such services, including any non-competition provisions.

(b) If the determination made pursuant to Section 6.16(a) results in a reduction of the payments that would otherwise be paid to Executive except for the application of Section 6.16(a), the Company shall promptly give Executive notice of such determination and of the reductions to be applied. Within five (5) business days following such determination, the Company shall pay or distribute to Executive, or for Executive’s benefit, such amounts as are then due to Executive under this Agreement or any other Company Plan and shall promptly pay or distribute to Executive, or for Executive’s benefit, in the future such amounts as become due to Executive under this Agreement.

(c) As a result of the uncertainty in the application of Sections 280G and 4999 of the Code at the time of a determination under this Section 6.16, it is possible that amounts will have been paid or distributed by the Company or one of its Subsidiaries to or for Executive’s benefit pursuant to this Agreement which should not have been so paid or distributed (each, an “Overpayment”) or that additional amounts which will have not been paid or distributed by the Company or one of its Subsidiaries to or for Executive’s benefit pursuant to this Agreement could have been so paid or distributed without incurring tax under Section 4999 of the Code (each, an “Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accountant, based upon the assertion of a deficiency by the Internal Revenue Service against the Company, any of its Subsidiaries or Executive, on which the Accountant believes the Internal Revenue Service should prevail, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company or one of its Subsidiaries to or for Executive’s benefit shall be repaid by Executive to the Company or such Subsidiary together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code, provided, however, that no such repayment shall be required if and to the extent such deemed repayment would not either reduce the amount on which Executive is subject to tax under Sections 1 and 4999 of the Code or generate a refund of such taxes. In the event that the Accountant, based on controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company or its Subsidiaries to or for Executive’s benefit together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.

(d) In the event of any dispute with the Internal Revenue Service (or other taxing authority) with respect to the application of this Section 6.16, Executive shall control the issues involved in such dispute and make all final determinations with regard to such issues.

SECTION 6.17. Counterparts. This Agreement may be executed (including by facsimile or PDF) in any number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute a single instrument. Any signature delivered by facsimile or by PDF shall create a valid and binding obligation of the party executing (or on whose behalf the signature is executed) with the same force and effect as if such facsimile or PDF signature were an original thereof.

SECTION 6.18. Construction. The headings in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. In this Agreement unless a clear contrary intention appears: (a) the singular number includes the plural number and vice versa, (b) reference to any “Person” includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually, (c) reference to any gender includes each other gender, (d) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof, (e) “hereunder”, “hereof”, “hereto”, “herein” and words of similar import shall be deemed references to this Agreement as a whole, including the Exhibits, and not to any particular Article, Section or other provision thereof, (f) “including” (and with correlative meaning “include” and “includes”) means including without limiting the generality of any description preceding such term, (g) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto, (h) the words “party” or “parties” shall refer to parties to this Agreement and their permitted successors, (i) all references to provisions, Sections, Articles or Exhibits are to provisions, Sections, Articles and Exhibits of this Agreement, unless otherwise expressly specified, (j) the word “or” is disjunctive and not exclusive, (k) the words “dollar” or “$” means U.S. dollars, (l) the word “day” means calendar day and (m) ”promptly” means within thirty (30) days.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

APW OPCO LLC

By:	/s/ Scott Bruce
Name: Scott Bruce
Title: President

LANDSCAPE ACQUISITION HOLDINGS LIMITED

By:	/s/ Noam Gottesman
Name: Noam Gottesman
Title: Director

By:	/s/ Glenn Breisinger
Name: Glenn Breisinger

[Signature Page to A&R Employment Agreement—Glenn Breisinger]

EXHIBIT A

Form of Long-Term Incentive Plan Unit Agreement

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EXHIBIT B

Form of Release

RELEASE

This Release is made by Glenn Breisinger (“Executive”) for the benefit of APW OpCo LLC, a Delaware limited liability company (“OpCo”), and Landscape Acquisition Holdings Limited, a company incorporated in the British Virgin Islands (“PubliCo”), (OpCo, PubliCo and their respective affiliates are referred to collectively as the “Company”), as of the date set forth below in connection with the Employment Agreement, dated November 19, 2019, among Executive, OpCo and PubliCo (the “Employment Agreement”), and in association with Executive’s termination of employment with the Company. All capitalized terms used herein, to the extent not defined, shall have the meaning set forth in the Employment Agreement.

In exchange for the payments and benefits provided under the Employment Agreement, Executive, for himself, his family, his attorneys, agents, heirs and personal representatives, hereby releases and discharges the Company, as well as all of its past, present and future shareholders, parents, agents, directors, officers, employees, representatives, principals, attorneys, insurers, predecessors, successors and all persons acting by, through, under or in concert with the Company (collectively referred to as the “Released Parties”), from any and all non-statutory claims, obligations, debts, liabilities, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements and damages whatsoever of every name and nature, known and unknown, which Executive ever had, or now has, against the Released Parties (collectively, “Claims”) to the date of this Release, both in law and equity, arising out of or in any way related to Executive’s employment with the Company or the termination of that employment, including any Claims that Executive is entitled to any compensation or benefits from any Released Party, other than as set forth in Article IV of the Employment Agreement or as otherwise set forth herein. The Claims Executive releases include, but are not limited to, Claims that the Released Parties:

(A) discriminated against Executive on the basis of race, color, sex (including Claims of sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, veteran status, source of income, entitlement to benefits, union activities, age or any other claim or right Executive may have under the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act or any other status protected by local, state or Federal laws, constitutions, regulations, ordinances or executive orders;

(B) failed to give proper notice of this employment termination under the Worker Adjustment and Retraining Notification Act, or any similar state or local statute or ordinance;

(C) violated any other Federal, state or local employment statute, such as the Employee Retirement Income Security Act of 1974, as amended, which, among other things, protects employee benefits; the Fair Labor Standards Act, which regulates wage and hour matters; the Family and Medical Leave Act, which requires employers to provide leaves of

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absence under certain circumstances; Title VII of the Civil Rights Act of 1964; the Americans With Disabilities Act; the Rehabilitation Act; the Occupational Safety and Health Act; and any other Federal, state or local laws relating to employment;1

(D) violated the Released Parties’ personnel policies, handbooks, any covenant of good faith and fair dealing, or any contract of employment between Executive and any of the Released Parties;

(E) violated public policy or common law, including Claims for personal injury, invasion of privacy, retaliatory discharge, negligent hiring, retention or supervision, defamation, intentional or negligent infliction of emotional distress and/or mental anguish, intentional interference with contract, negligence, detrimental reliance, loss of consortium to Executive or any member of Executive’s family and/or promissory estoppel; or

(F) are in any way obligated for any reason to pay damages, expenses, litigation costs (including attorneys’ fees), bonuses, commissions, disability benefits, compensatory damages, punitive damages and/or interest.

Notwithstanding the foregoing, Executive is not prohibited from asserting any (a) rights to indemnification and advancement of legal fees and expenses provided by law; (b) rights to contribution in the event of the entry of judgment against Executive as a result of any act or failure to act for which both Executive and the Company are jointly responsible; (c) rights Executive may have as a shareholder of PubliCo, a Member of OpCo or otherwise as an interest holder of the Company; (d) as required by law, rights under state workers’ compensation or unemployment laws; or (e) rights which by law cannot be waived, including Executive’s rights to file a charge with an administrative agency or to participate in an agency investigation, including but not limited to the right to file a charge with, or participate in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission. In addition, this Release does not constitute a waiver or release of any of Executive’s rights to payments or benefits pursuant to the Employment Agreement, including the Accrued Benefits and the payments and benefits under Section [4.05] [4.06] of the Employment Agreement.

[For California employees: Executive agrees that this Release is intended to encompass Claims that are both known and unknown to Executive. In that regard, Executive expressly relinquishes and waives any rights Executive may have under California Civil Code section 1542, or any other statutes of like effect. California Civil Code section 1542 provides:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his favor at the time of executing the release and that, if known by him, would have materially affected his settlement with the debtor or released party.

[1]	Update Release at the time of termination to note any additional applicable statutes.

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Executive is referred to in this statute as the ‘creditor’ and the Company is referred to as the ‘debtor.’ Executive acknowledges that Executive may consciously intend these consequences even as to Claims for damages that may exist as of the date Executive executes this Release that Executive does not know exist, and which, if known, would materially affect Executive’s decision to execute this Release, regardless of whether the lack of knowledge is the result of ignorance, oversight, error, negligence or any other cause. Executive further is not waiving Executive’s right to indemnity for necessary expenditures or losses (e.g., reimbursement of business expenses) incurred on behalf of the Company as provided in Section 2802 of the California Labor Code.]

For the purpose of giving a full and complete release, Executive understands and agrees that this Release includes all Claims covered by this Release that Executive may now have but does not know or suspect to exist in Executive’s favor against the Released Parties, and that this Release extinguishes those Claims. Notwithstanding the foregoing, the waiver and release provisions set forth in this Release are not an attempt to cause Executive to waive or release rights or Claims that may arise after the date this Release is executed.

Executive affirms that Executive has fully reviewed the terms of this Agreement, affirms that Executive understands its terms, and states that Executive is entering into this Agreement knowingly, voluntarily and in full settlement of all Claims which existed in the past or which currently exist, that arise out of Executive’s employment with the Company or Executive’s severance from employment with the Company.

Executive acknowledges that Executive has had at least [twenty-one (21)]2 days to consider this Agreement thoroughly, and that the Company has specifically advised Executive to consult with an attorney, if Executive wishes, before Executive signs below. If Executive signs and returns this Agreement before the end of the [twenty-one (21)]-day period, Executive certifies that Executive’s acceptance of a shortened time period is knowing and voluntary, and the Company did not improperly encourage Executive to sign through fraud, misrepresentation, a threat to withdraw or alter the offer before the [twenty-one (21)]-day period expires, or by providing different terms to other employees who sign the release before such time period expires. Executive understands that Executive may revoke this Agreement within seven (7) days after Executive signs it. Executive’s revocation must be in writing and submitted within the seven-day period. If Executive does not revoke this Agreement within the seven-day period, it becomes effective and irrevocable.

Executive acknowledges that the waiver and release provisions set forth in this Release are in exchange for good and valuable consideration that is in addition to anything of value to which Executive was already entitled.

By:
Glenn Breisinger

[2]	This will be 45 days for a group termination.

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